FOR IMMEDIATE RELEASE EXHIBIT 99.1 Waste Management, Inc. Elects Andrés Gluski to Board of Directors
FOR MORE INFORMATION Waste Management Web site http://www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Beck 713.394.5093 tbeck3@wm.com

HOUSTON — January 2, 2015 — Waste Management, Inc. (NYSE: WM) today announced that Andrés Gluski, president and chief executive officer of The AES Corporation (AES), one of the world’s largest independent power producers, was elected to its board of directors effective January 1st.

During his 14-year tenure at AES, Mr. Gluski has served in numerous global leadership roles. Prior to being named chief executive officer, Mr. Gluski served AES as chief operating officer from 2007 until 2011. Mr. Gluski’s career prior to joining AES also provided him with a broad range of experiences in both the public and private sectors, including serving as executive vice president of Corporate and Investment Banking in Grupo Santander at Banco de Venezuela, serving as an economist in the Treasury Department of the International Monetary Fund, and serving as Director General of the Venezuelan Ministry of Finance and Senior Economic Policy Advisor.

“Andrés has a diverse international business and finance background. His experience in managing growth opportunities while focusing on operational innovation and efficiency aligns with our strategic vision and will be a valuable resource to our board and our management. We are pleased to have him as part of our team,” said David P. Steiner, president and chief executive officer of Waste Management.

Mr. Gluski holds a Bachelor of Arts degree from Wake Forest University, a Masters of Arts in economics from the University of Virginia, and a PhD in international economics from the University of Virginia. He currently serves on the board of The AES Corporation, the Council of the Americas, and the Edison Electric Institute and is Chairman of AES Gener and AES Brasiliana. He is an appointed member of the President’s Export Council.

The election of Mr. Gluski brings the size of Waste Management’s board of directors to nine members, eight of whom are independent.

ABOUT WASTE MANAGEMENT

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of landfill-gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial and municipal customers throughout North America. To learn more visit www.wm.com.

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